Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The St. Joe Company:
We consent to the incorporation by reference in the registration statements (No 333-23571, No. 333-43007, No. 333-57126, No. 333-51728, No. 333-106046, No. 333-127344, and No. 333-127345) on Forms S-8 of The St. Joe Company of our reports dated February 24, 2009, with respect to the consolidated balance sheets of The St. Joe Company as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule as of December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of The St. Joe Company.
/s/ KPMG LLP

February 24, 2009
Jacksonville, Florida
Certified Public Accountants